Exhibit (a)(26)

DONALD L. MORROW (SBN 66922)
PAUL, HASTINGS, JANOFSKY & WALKER LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, CA 92626
Telephone: (714) 668-6200
Facsimile: (714) 979-1921

JOHN M. BENASSI (SBN 74137)
STEPHEN S. KORNICZKY (SBN 135532)
S. CHRISTIAN PLATT (SBN 199318)
CHRISTOPHER K. EPPICH (SBN 228025)
PAUL, HASTINGS, JANOFSKY & WALKER LLP
3579 Valley Centre Drive
San Diego, CA 92130
Telephone: (858) 720-2500
Facsimile: (858) 720-2555

Attorneys for Plaintiff
ICU MEDICAL, INC.

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

SOUTHERN DIVISION

ICU MEDICAL, INC., a Delaware corporation,	CASE NO. SA CV 040689 AHS (RNBx)
Plaintiff,	ORDER TO SHOW CAUSE WHY A PRELIMINARY INJUNTION SHOULD NOT ISSUE

vs.	Date: July 15, 2004 Time: 3:30 p.m. Judge: Alicemarie H. Stotler, Courtroom 10-A

ALARIS MEDICAL SYSTEMS, INC., a Delaware corporation

Defendant.

        TO DEFENDANT ALARIS MEDICAL SYSTEMS, INC. AND ITS ATTORNEYS OF RECORD:

        This matter having been heard on Plaintiff ICU Medical Inc.‘s (“ICU Medical”) Ex Parte Application for Temporary Restraining Order and Order to Show Cause Why Preliminary Injunction Should Not Issue against Defendant Alaris Medical Systems, Inc. (“Alaris”), it appearing from the arguments, declarations, and other evidence submitted by the parties, and good cause showing that:

(1)	ICU Medical is likely to succeed on the merits of its patent infringement claim by showing (a) that its U.S. Patent No. 6,682,509 (“the ‘509 patent”) is not invalid, and (b) that Alaris infringes ICU Medical’s ‘509 patent;

(2)	if a subsequent preliminary injunction does not issue, ICU Medical will suffer irreparable injury before trial of these issues;

(3)	a balance of the hardships in this case favors ICU Medical; and

(4)	there is no public interest at jeopardy in this case.

        YOU ARE HEREBY ORDERED TO SHOW CAUSE at 3:30 p.m. (time), on July 15, 2004 (date), or as soon thereafter as counsel may be heard in the courtroom of the Honorable Alicemarie H. Stotler, located at Santa Ana, California, why Defendants, their directors, officers, employees, agents, servants, and all those in active concert or participation with them, including without limitation their distributors, should not be restrained and enjoined pending trial of this matter from:

(1)	making, using, selling, or offering to sell Alaris’ SmartSite and SmartSite Plus needle-free valves and systems in the United States; or

    (2)        importing Alaris’ SmartSite and SmartSite Plus needle-free valves and systems in the United States.

        It appearing that the supporting papers for the Order to Show Cause have already been served upon Alaris or counsel for Alaris, the Defendant must file and personally serve on Plaintiff’s counsel any response or opposition to this Order to Show Cause no later than July 6, 2004 (date). Any reply papers to such opposition shall be filed and personally served on Alaris no later than July 12, 2004 (date). The Court will accept courtesy copies of Defendants’ opposition and Plaintiff’s reply.

      IT IS SO ORDERED.

DATED: June 24, 2004	/s/ Alicemarie H. Stotler ———————————————— UNITED STATES DISTRICT JUDGE